EXHIBIT 99.1

PAB Bankshares, Inc. Announces the Election of James W. Godbee, Jr. to the Board of Directors, Other Voting Results of the 2008 Annual Shareholders' Meeting

VALDOSTA, Ga., May 21, 2008 (PRIME NEWSWIRE) -- PAB Bankshares, Inc. (Nasdaq:PABK), the holding company for The Park Avenue Bank, proudly announces the appointment of James W. Godbee, Jr. to serve on the Company's Board of Directors for a two-year term. At the 2008 Annual Shareholders' Meeting held on Tuesday, May 20, 2008, the Company's shareholders voted to approve the Board's nomination of Mr. Godbee. Following the shareholders' meeting, the Board of Directors also appointed Mr. Godbee to serve on the Board of Directors of The Park Avenue Bank. "We look forward to Mr. Godbee's service on our Board. We believe that his accounting and business experience and his active community involvement will be a valuable asset to our Company for many years," stated President and CEO M. Burke Welsh, Jr.

Mr. Godbee, age 41, is a partner with Henderson & Godbee, LLP, a certified public accounting firm in Valdosta, Georgia. Prior to becoming a partner in 2000, he worked as a Tax Manager for the firm from October 1997 and worked as a Tax Manager for Bearden & Smith, PC, an accounting firm in Atlanta, Georgia from December 1992 to October 1997. He has served as an advisory director of the Bank's Valdosta Market Advisory Board since 2000, and presently serves as the Chairman of that Advisory Board. He also currently serves as a member of the Valdosta Housing Authority Board and the South Georgia Medical Center Foundation Board.

In other shareholder voting, Mr. R. Bradford Burnette, Mr. Michael H. Godwin, Mr. Kennith D. McLeod, Mr. Paul E. Parker and Mr. M. Burke Welsh, Jr. were re-elected to serve three-year terms on the Company's Board of Directors and the appointment of Mauldin & Jenkins, LLC as the Company's independent audit firm for the 2008 fiscal year was ratified. A proposal to amend the Company's Articles of Incorporation to delete Article VI was also approved at the 2008 Annual Shareholders' Meeting. This amendment eliminates the requirement of supermajority voting for mergers, consolidations, sales of all or substantially all of the Company's assets, removal of a member of the Board of Directors and calling a special meeting of the shareholders. The official voting results from the 2008 Annual Shareholders' Meeting will be reported in August with the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 2008.

About PAB

The Company is a $1.2 billion bank holding company headquartered in Valdosta, Georgia, and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank currently operates in 20 branch offices and three loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  The Park Avenue Bank
          Investor Relations
          Maryellen Dampier
          (229) 241-2775, ext. 1721
          maryellend@parkavebank.com